Exhibit 10.25

COLLECTIVE BARGAINING AGREEMENT

Between

SALON MEDIA GROUP

and

WRITERS GUILD OF AMERICA, EAST, INC.

October 10, 2018 – December 31, 2021

This Agreement is made and entered into by and between Salon Media Group ( the “Employer”) and the Writers Guild of America-East (the “Guild” or the “Union”).

Article 1: Recognition Clause

The Company recognizes the Guild as the exclusive collective bargaining representative within the meaning of Section 9 (a) of the National Labor Relations Act (the “Act”) of a unit of full-time and regular part-time writers, assistant editors, section editors (e.g. politics, video, culture, social media and cover editors), deputy editors, associate managing editors, art directors, and comment moderators employed by Salon for the creation of salon.com branded content, excluding all other managers, clerical employees, guards, professional employees and supervisors as defined in the Act (the "Bargaining Unit").

Article 2: Union Security

A.     The Employer agrees that it will not continue any Bargaining Unit Employee ("Employee") in its employ under this Agreement unless they are a member in good standing of the Union or has made application for membership in the Union within thirty (30) days following the beginning of their employment, or the effective date of this Agreement, whichever is later.

B.     The failure of any Employee covered hereunder to be or become a member in good standing of the Guild by reason of a refusal to tender the initiation fees or periodic dues and assessments uniformly required on a percentage basis of gross wages or incorporated with dues so uniformly required shall obligate the Employer to discharge such person upon written notice to such effect by the Union unless such dues and/or initiation fees are tendered within five (5) days after the mailing and e-mailing of such notice to the Employer and the Employee.

C.     Nothing in this Article shall be construed to require the Employer to cease employing any Employee if the Employer has reasonable ground for believing that:

(l) membership in the Union was not available to such Employee on the same terms and conditions generally applicable to other members; or

(2) such Employee’s membership in good standing in the Union was denied or terminated for reasons other than failure of the Employee to tender periodic dues and initiation fees uniformly required by the Union as a condition of acquiring or retaining membership in good standing.

D.     If the Employer should employ an applicant not a member of the Union, it shall, prior to the beginning of such applicant’s work, refer the applicant to the Union for information as to the Union membership requirements.

E.     The Employer will provide a copy of the current Salon – WGAE Agreement to all employees hired into bargaining unit positions.

Article 3: Dues Checkoff

A.     The Employer agrees that upon 30 days’ notice thereafter from the Guild, it will deduct initiation fees and membership dues and assessments uniformly required on a percentage basis of gross wages or incorporated with dues as designated by the Guild upon receipt from each Employee who individually and in writing signs a voluntary check-off authorization card in the form and in the manner provided below and provided that all other circumstances comply with all applicable provisions of the federal law.

B.     WRITERS GUILD OF AMERICA

“I, the undersigned, hereby authorize and direct Salon, to checkoff from my wages every week union membership dues and assessments uniformly required as well as initiation fees, if owing, (initiation fees to be prorated over a twelve-week period) as promulgated by the Union according to the procedure set forth in the constitution of the WGA and pay same to the Writers Guild of America, East, Inc., 250 Hudson Street, New York, New York 10013.

This authorization and assignment shall be irrevocable for the term of the applicable collective bargaining contract between the Guild and the Employer, or for a period of one year from the date appearing hereon, whichever is sooner, and shall automatically renew itself for successive yearly periods or applicable contract year period unless and until I give written notice to terminate to the Employer and the Guild at least twenty (20) days prior to the expiration date of the present contract or the one-year period from date of signature. If no such notice is given, my authorization shall be irrevocable for successive periods of one year thereafter with the same privilege of revocation at the end of each such period.”

WITNESS:________________ SIGNATURE:______________

DATE:_____________

Article 4: Termination of Employment

Severance

Employees who are laid off because of a reduction in force will receive one week of severance pay for each year of service (incomplete years to be prorated), with a minimum of two (2) weeks’ pay and a maximum of six (6) weeks’ pay.

Just Cause

Employees can be terminated only for "just cause," except as described below.

Probationary Employees: The Employer shall have the right in its sole discretion to discharge any employee in their first six (6) months of service for any reason and without recourse to the grievance and arbitration provisions of this Agreement. Upon request, the Employer may request to extend the probationary period to nine (9) months. The Employer’s request shall not be unreasonably denied.

Termination for Gross Misconduct: Employees may be terminated immediately for gross misconduct. Examples of gross misconduct include but are not limited to plagiarism, breaches of journalistic ethics, violence, dishonesty, refusal or failure to perform assigned tasks, unprofessional conduct, and theft. If the Union elects to arbitrate a termination for gross misconduct, the only question for the arbitrator will be whether the alleged misconduct occurred. Employees discharged for gross misconduct shall not be entitled to severance pay.

Termination for Poor Performance/Editorial Reasons: If the Employer determines in its sole discretion that an Employee’s work product is unsatisfactory for any reason(s) (e.g., editorial content, editorial quality, professionalism ), it may discharge the Employee. However, prior to being so discharged, an Employee shall be given notice of the reason(s) for potential termination and an opportunity to cure of at least one (1) month. Such decision shall not be subject to challenge through the grievance and arbitration procedure other than to establish that the Employer’s decision was made for an editorial or performance-based reason and that appropriate notice was provided.

Article 5 Labor-Management Committee

Salon and the Guild will establish a Joint Labor-Management Committee for the purpose of meeting and discussing employee concerns and matters affecting relations between the parties, including, among others, diversity, training, new technology, editorial independence, editorial standards and integrity, methods of operation and work processes, and other such matters. At the request of either party, the Committee will meet once every four months during the term of this Agreement. The parties shall exchange written agendas at least forty-eight (48) hours in advance of the actual meeting date. Nothing herein prohibits the parties from meeting more frequently.

Article 6 Grievance and Arbitration

A.      Any complaint, controversy, dispute, or claim (herein, collectively, a “grievance” or “grievances”) between the parties hereto arising during the term of this Agreement with respect to the provisions of this Agreement or its interpretation or any alleged breach thereof, shall be discussed promptly and in good faith by the designated representatives of the parties in an effort to attain an amicable settlement.

B.     All grievances must be presented by the grieving party to the non-grieving party in writing, no later than forty-five (45) calendar days after the grieving party knew or with due diligence should have known of the circumstances giving rise to the grievance. The Employer and the Guild shall meet within ten (10) days of receipt of the written grievance.

C.     If the grievance is not resolved, the grieving party may, within sixty (60) days following the grievance meeting (or, if the parties fail to meet as prescribed above, within sixty (60) calendar days of presenting the written grievance), submit the grievance to arbitration before an impartial arbitrator selected in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association. The arbitrator shall have jurisdiction and authority solely to interpret, apply, and/or determine the meaning of any provision of this Agreement, and shall have no power to change, add to, or subtract from any provision. No award in any such arbitration shall be retroactive to a date more than thirty (30) days prior to the date when the grievance was presented.

D.     The determination of the arbitrator shall be final and binding upon the Employer, the Guild, and/or the represented employee(s); and the costs of the arbitration (e.g., arbitrator’s fee, filing fees) shall be borne equally by the Employer and the Guild, and each party shall bear its own other costs, legal fees, and expenses relating to the arbitration.

E.     A failure to submit a grievance or demand arbitration in accordance with the requirements set forth above, including the time limits, shall permanently bar the grievance and/or the arbitration as the case may be. Arbitration shall be the sole and exclusive procedure for resolving disputes hereunder, and the arbitration award shall be a party’s sole and exclusive remedy, provided that either party may proceed in court to confirm or vacate an award according to law.

F.      The Guild agrees and acknowledges that it is unaware of any Employer employment policy or practice in effect as of the commencement of the term hereof that violates this Agreement, and the Guild shall not grieve or otherwise object to any such current policy or practice of which it is aware.

Article 7: Workload and Overtime

Employees shall receive compensatory time (“Comp Time”) for work on a scheduled day off (see Section A below) or for work in excess of 10 hours on regular, scheduled work days (see Section B below) as assigned by a manager or supervisor for either pre-planned newsworthy events (e.g. award shows, political debates, sporting events) or major breaking news situations or other unforeseen newsworthy events.

A.     Any employee required by a supervisor or manager to perform two (2) or more hours of work on a scheduled non-work day is eligible for compensatory time off. By way of example, an employee whose regular work schedule is Monday-Friday, who works Monday-Friday, and who is scheduled to work (and performs two or more hours of work) on a Saturday shall receive Comp Time in accordance with Section D below. Similarly, an employee whose regular work schedule is Tuesday-Saturday, who works Tuesday-Saturday, and who is scheduled to work (and performs two or more hours of work) on a Sunday shall receive Comp Time in accordance with Section D below.

B.     An employee who works more than ten (10) hours on a regular, scheduled work day to cover a pre-planned newsworthy event or a major breaking news story or other unforeseen newsworthy event shall be entitled to Comp Time in accordance with Section D below. The Employer shall retain the right to determine the work schedule of employees on any such days. For example, an Employee assigned to cover a political debate or an award ceremony may be assigned to begin work at 3 p.m.; in such cases, the Employee would not be entitled to Comp Time if the Employee works 10 or fewer hours that work day (i.e., ends work prior to 1 a.m.).

C.     The use of compensatory time off must be pre-approved by the Employee’s supervisor or manager in advance, and in writing. In cases of pre-planned events, managers will inform Employees when assigning the work of the amount of Comp Time the Employee can expect to accrue during coverage. In cases of breaking news events, managers will inform Employees within 48 hours of the event of the amount of Comp Time the Employee accrued during that extended work period.

D.     All Comp Time will be provided in half- or full-day increments (i.e., 1 “Comp Day” will be equivalent to 1 paid day off). An Employee who works fewer than 6 hours on a non-work day pursuant to Section A above or who works more than 10 but fewer than 16 hours on a scheduled work day pursuant to Section B above shall be entitled to ½ day of Comp Time. An employee who works 6 or more hours on a non-work day pursuant to Section A above or 16 or more hours on a scheduled work day pursuant to Section B above shall be entitled to 1 full Comp Day. Any authorized Comp Time will be available as of the date of the manager’s approval.

E.      Bargaining unit employees are required to use any approved Comp Time in half- or full-day increments within 90 days of the coverage event, subject to manager approval. If a manager denies an Employee’s request to use Comp Time, the Employee will receive an additional 30 days to use previously approved Comp Time. Employees will need to manage their leave balances in coordination with management and Human Resources. Any unused Comp Time within the applicable time frame noted above will be forfeited, unless otherwise prohibited by state or local law.

Article 8 Contractors

The Employer shall be permitted to use contractors to perform bargaining unit work. In the event that the Employer engages a contractor to replace a bargaining unit employee who has been terminated or has resigned, it shall not utilize any such contractor for more than four (4) months while attempting to fill the position. However, the Employer may seek an extension of this time limitation for good cause shown, which request shall not be unreasonably denied. The Employer shall not have any obligation to replace any employee who has been discharged, laid off or who has resigned.

Article 9 Editorial Independence and Transparency

Guild members shall not be required to work on branded content.

Article 10 Holidays/Paid Time Off

The Employer shall maintain their current holiday, paid time off and parental leave policy. Nothing in this contract prohibits the Employer from providing more parental leave, holiday and/or paid time off.

Article 11 Benefits

The Employer shall continue to provide Employees with benefits through the TriNet Benefits Plan in 2019. If the cost of providing health insurance benefits increases, the Employer will bear the increase in cost to a maximum of 3% per year. If the cost increases by more than 3% per year, the Employer will meet with the Union to negotiate about possible changes in plan design. If at any time the Employer contemplates changing other elements of the benefits (insurer, provider networks, etc.) it will give the Union at least 30 days' notice and an opportunity to review and discuss the proposed changes.

The Employer will maintain its existing 401(k) plan. The Employer may change the plan provider after notice to the union.

The Employer will offer unit employees all other benefits on the same basis and terms as it offers to non-unit employees.

Article 12 Compensation

$40,000 minimum effective October 1, 2018 for “Video” and “Assistant” titles.

$45,000 minimum effective October 1, 2018 for other titles.

On or before December 31, 2018, the Employer shall pay each employee a ratification bonus of $500.

Effective January 1, 2019, all Employees shall receive an increase in base pay of $1140.

Effective January 1, 2020, all Employees shall receive an increase in base pay of $1133.

Effective January 1, 2021, all Employees shall receive an increase in base pay of $1,155.

Nothing in this agreement prevents the Employer from negotiating higher wages and benefits with individual employees.

Upon request, the employees shall be provided with a copy of their job description, which shall be subject to change in the Employer’s sole discretion at any time. The Employer shall provide notice of any such changes to the Union.

Article 13 Reviews and Promotions

The Employer shall provide each unit Employee an annual comprehensive performance evaluation and review on or about their employment anniversary date each year. All performance metrics shall be shared with the Employee before the evaluation. Employees may discuss raises, promotions and title changes in their annual performance review, but the Employer shall have no obligation to provide any raise, promotion, title change or other requested change.

Article 14 Management Rights

The Employer reserves and retains all rights to manage its business. This includes the right to establish, change or continue policies, practices, and procedures for the conduct of its business, including but not limited to the publication and exploitation of any written, audio or video materials of any kind; to discontinue operations or practices in whole or in part; to transfer, sell, or otherwise dispose of its business relating in any way to Employer operations, in whole or in part; to select and to determine the number and types of represented employees required; to assign work to such represented employees in accordance with the requirements determined by the Employer; to establish and change work locations, schedules and assignments; to transfer and promote represented employees, or to layoff, suspend, discipline or terminate represented employees for any reason; to make and enforce reasonable rules for employee conduct, performance, and safety; to subcontract bargaining unit work to third parties; and otherwise to take such measures as the Employer may determine to be necessary for the orderly or economical Employer operation.

Article 15 No Strike/No Lockout

During the term of the Agreement, neither the Guild, nor any represented employees, shall engage in any sick out, slow down, strike, picketing, sympathy strike, unfair labor practice strike, or refusal to cross a picket line or any boycott or any other interference in the conduct of the business of the Employer for any reason whatsoever. During the term of this Agreement, the Employer shall not lock out any represented employees with respect to any operations covered by this Agreement. The Guild shall take reasonable affirmative steps to assure that its members comply with this provision.

Article 16 Harassment Free Workplace/Non-Discrimination

The Employer shall continue to enforce its policies on harassment and non-discrimination.

Article 17 Duration of the Agreement

This agreement shall be effective upon ratification by the Salon Board and the WGAE-Salon Union (no later than October 12, 2018) and shall expire December 31, 2021.

For The Writers Guild of America, East ______________________________ Signature ______________________________ Name ______________________________ Title ______________________________ Date	For Salon Media Group ______________________________ Signature ______________________________ Name ______________________________ Title ______________________________ Date